QuickLinks -- Click here to rapidly navigate through this document

Exhibit 11.1

BIOVAIL CORPORATION

CODE OF PROFESSIONAL CONDUCT
FOR THE SENIOR FINANCE EXECUTIVES

        The Board of Directors of Biovail Corporation ("Biovail") has adopted this Code of Professional Conduct (the "Professional Code") for Biovail's Chief Executive Officer, Chief Financial Officer and the principal accounting officer or controller, or persons performing similar functions (collectively, the "Senior Finance Executives") to deter wrongdoing and promote honest and ethical conduct in the practice of financial management, full, fair, accurate, timely and understandable disclosure and compliance with all applicable laws and regulations. The Senior Finance Executives are expected to abide by this Professional Code as well as all other applicable Biovail business policies, standards and guidelines.

        As a Senior Finance Executive you will:

  1.
  Act with honesty and integrity.

  2.
  Avoid actual, apparent or perceived conflicts of interest between your personal and professional relationships and never use or attempt to use your position to obtain any improper personal benefit for yourself, your family, or any other person. In the event that an actual, apparent or perceived conflict of interest does arise, it should be reported immediately by the Senior Finance Executives to the Chair of the Audit Committee of the Board of Directors.

  3.
  Observe both the form and spirit of technical and ethical accounting standards.

  4.
  Ensure that Biovail's disclosure is full, fair, accurate, complete, objective, relevant, timely and understandable, including in Biovail's disclosures and filings with, and other submissions to, the U.S. Securities and Exchange Commission, the Canadian securities regulatory authorities and any exchange on which Biovail's securities are listed.

  5.
  Comply with all applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

  6.
  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting facts or allowing your independent judgment to be subordinated.

  7.
  Respect the confidentiality of information concerning Biovail, its business, operations and customers acquired in the course of your work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of your work will not be used for personal advantage. You will also comply with your obligations in this regard under Biovail's Insider Trading Policy and Biovail's Blackout Policy.

  8.
  Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of Biovail's financial statements or accounting books and records.

        If you are aware of any suspected or known violations of this Professional Code, you have a duty to promptly report such concerns to the Chair of the Audit Committee.

        You understand that you will be held accountable for your adherence to this Professional Code. Your failure to observe the terms of this Professional Code may result in disciplinary action, up to and including termination of employment. Violations of this Professional Code may also constitute violations of law and may result in civil and criminal penalties for you and/or Biovail.

        The Board of Directors of Biovail shall be responsible for the administration of this Professional Code and shall have the sole authority to amend the Professional Code or grant waivers of its provisions. Waivers will be disclosed as required by the Securities Exchange Act of 1934, as amended, and the rules thereunder and the applicable rules of the New York Stock Exchange.

        It is Biovail's intention that this Professional Code be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Item 16B of Form 20-F promulgated under the Securities and Exchange Act of 1934, as amended.

 Acknowledgement

        I acknowledge that I have received and read this Professional Code for Senior Finance Executives, revised as of February 11, 2009, and I understand my obligations as a Senior Finance Executive to comply with this Professional Code and all other Biovail policies, standards and guidelines.

Name: Position:	Date

QuickLinks

  Exhibit 11.1
BIOVAIL CORPORATION
CODE OF PROFESSIONAL CONDUCT FOR THE SENIOR FINANCE EXECUTIVES
Acknowledgement